UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2017

TITAN MACHINERY INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33866	45-0357838
(Commission File Number)	(IRS Employer Identification No.)

644 East Beaton Drive
West Fargo, North Dakota 58078
(Address of Principal Executive Offices)  (Zip Code)

(701) 356-0130
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On February 2, 2017, the Board of Directors of Titan Machinery Inc. (the “Company”) approved a restructuring plan for its store operations (the “Restructuring Plan”) that includes the closing of one Construction store and fourteen Agriculture stores. The Company informed its employees of this Restructuring Plan on February 9, 2017. The Restructuring Plan is expected to be completed by the end of the Company’s second quarter of fiscal 2018, which ends on July 31, 2017.

The Company estimates the total charges to be recognized in connection with the Restructuring Plan will amount to approximately $13.0 million, comprised of an accrual for the present value of remaining lease obligations (net of estimated sublease income) of approximately $5.0 million, termination benefits of approximately $4.5 million and impairment charges for certain immovable fixed assets of approximately $3.5 million. The Company anticipates recognizing approximately $3.5 million of restructuring charges in its fourth quarter ended January 31, 2017, and expects to recognize the remaining $9.5 million during fiscal 2018. The Company expects that the cash outlays associated with termination benefits, totaling approximately $4.5 million, will occur during the first half of fiscal 2018, while the cash outlays associated with the remaining lease obligations will occur over the remaining terms of the lease agreements.

The Company is implementing the Restructuring Plan to reduce its cost structure and increase its scale and efficiency in alignment with the evolving needs of its business.

Item 2.06     Material Impairments.

In connection with the Restructuring Plan, the Company expects to record a non-cash impairment charge of approximately $3.5 million in its consolidated financial statements for the fiscal year ended January 31, 2017. The impairments primarily relate to leasehold improvements and other immovable fixed assets within the Company's Agriculture and Construction segments. This non-cash impairment charge will not result in future cash expenditures.

Item 8.01             Other Events.

On February 9, 2017, the Company issued a press release announcing the Restructuring Plan. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 9, 2017

Forward Looking Statements:
Except for historical information contained herein, the statements in this Current Report on Form 8-K are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the number of locations expected to be closed as part of the Restructuring Plan, the timing for completion of the Restructuring Plan and the estimated expense expected to be recognized in connection with the Restructuring Plan involve known and unknown risks and uncertainties that may cause the Company’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, the Company’s ability to implement the Restructuring Plan efficiently and consistent with the current scope and plan, the impact of the Restructuring Plan on the Company’s financial results, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. The Company conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on the Company’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The Company disclaims, except as required by law, any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN MACHINERY INC.

Date: February 9, 2017	By	/s/ Mark Kalvoda
Mark Kalvoda
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

EXHIBIT INDEX
to
FORM 8-K

TITAN MACHINERY INC.

Date of Report:	Commission File No.:
February 9, 2017	001-33866

Exhibit No.	ITEM

99.1	Press Release dated February 9, 2017